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                                                                     EXHIBIT 99

PRESS RELEASE - FOR RELEASE:

August 17, 2001

CONTACT:

Sun Bancorp, Inc.                                    Northwest Bancorp, Inc.

Robert J. McCormack                                  William J. Wagner
President & Chief Executive Officer                  President
570-374-1131                                         814-726-2140

Sandra J. Miller                                     Robert A. Ordiway
Senior Vice President & Marketing Director           Senior Vice President
570-372-2123                                         814-726-2140


            SUN BANCORP TO SELL TWO OFFICES TO NORTHWEST SAVINGS BANK

                 JOHNSONBURG AND EMPORIUM OFFICES TO BE ACQUIRED


SELINSGROVE, PA--SUN BANCORP, INC. (NASDAQ: SUBI) AND WARREN, PA--NORTHWEST BANCORP, INC. (NASDAQ: NWSB) Sun Bancorp, Inc., parent company of SunBank, and Northwest Bancorp, Inc., parent company of Northwest Savings Bank, today announced that they have reached a definitive agreement for Northwest to acquire Sun's Johnsonburg and Emporium branch offices. The sale is expected to close in the fourth quarter, subject to regulatory approval, and will include the facilities, fixed assets, deposits and loans. Trust and asset management clients will remain with SunBank. Terms of the transaction were not disclosed.

The two offices, located in Cameron and Elk counties in northwestern Pennsylvania, have a total of approximately $21 million in loans and $57 million in deposits. Northwest Savings Bank will retain the employees of the two offices.

"As with any well run company, Sun continuously reviews its delivery system and how it fits within our overall corporate strategy. While Emporium and Johnsonburg have been solid markets for us, through ongoing analysis, it became clear that allocating resources in other areas would be in the best interest of our company, customers, shareholders, and employees. We were committed to finding a buyer that would support the community and provide a strong banking presence to serve customers in Elk and Cameron counties, and we are confident that we found that in Northwest Savings," commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc. and SunBank.

William J. Wagner, President and CEO of Northwest Savings Bank indicated that "Northwest is extremely excited about the opportunity of acquiring these two offices. The additional facility in Johnsonburg will complement our current downtown location with a convenient drive-through facility. The Emporium location enables us to enter the Cameron County market, which we have strategically targeted for many years. Our network of offices will blanket Elk and Cameron Counties to provide tremendous convenience and easy access to local residents. We look forward to servicing our expanded customer base in both of these markets and we will continue to be actively involved in these fine communities."

Mr. McCormack further stated that Sun and Northwest Savings Bank would be working closely to ensure a smooth and seamless transition for customers of the two offices.

Sun Bancorp, with approximately $1 billion in assets, has 26 offices and 41 ATMs in Clinton, Luzerne, Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp operates two bank trade names, SunBank and Guaranty Bank. Sun Bancorp also operates Sun Asset Management, Sun


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Investment Services, Sun Mortgage, Sun Leasing, and Sun Dealer Center, and is
majority owner in a limited liability company, Sun Abstract and Settlement Services. Sun Bancorp, Inc. is traded on NASDAQ under the symbol "SUBI." For more information, visit the company's Web site at www.sunbankpa.com.

Founded in 1896, Northwest Savings Bank holds assets of over $3.8 billion and currently operates 113 community banking facilities in 32 counties throughout Pennsylvania and northeastern Ohio. The stock of Northwest Bancorp, Inc., the parent company of Northwest Savings Bank, is traded on the NASDAQ Market System under the symbol "NWSB".


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE ANTICIPATED EFFECTS OF THE MERGER. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP, INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.